SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30311-0200

May 16, 2003

Dear Shareholder:

On behalf of the Board of Directors, I am pleased to invite you to attend our Annual Meeting of Shareholders to be held on June 24, 2003 in Atlanta, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2002 business results and other matters of interest to our shareholders. The meeting should be interesting and informative.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Capitol City Bancshares stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully. Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the annual meeting process.

Sincerely,

/s/ GEORGE G. ANDREWS
George G. Andrews President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF CAPITOL CITY BANCSHARES, INC.

DATE:	June 24, 2003

TIME:	5:00 p.m.

PLACE:	Main Office, Capitol City Bank & Trust, 562 Lee Street, S.W., Atlanta, Georgia 30311

MATTERS TO BE VOTED ON:

PROPOSAL 1:	Election of seventeen directors

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on April 30, 2003 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

/s/ GEORGE G. ANDREWS
George G. Andrews President and Chief Executive Officer

Atlanta, Georgia

May 20, 2003

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30311

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

JUNE 24, 2003

This proxy statement is furnished to the shareholders of Capitol City Bancshares, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2003 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on June 24, 2003, at 562 Lee Street, S.W., Atlanta, Georgia, at 5:00 p.m. local time.

This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about May 16, 2003.

As used in this proxy statement, the terms Capitol City Bancshares, Company, we, our, and us all refer to Capitol City Bancshares, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Capitol City Bancshares’ $6.00 par value common stock (“Capitol City Bancshares Stock”), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Capitol City Bancshares Stock who are entitled to notice of and to vote at the Annual Meeting is April 30, 2003. On the record date, 532,088 shares of Capitol City Bancshares Stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Capitol City Bancshares Stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect seventeen directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Votes withheld and broker non-votes will not be counted and will have no effect.

Our directors and executive officers hold 178,980 shares (excluding options) of Capitol City Bancshares Stock, or approximately 34% of all outstanding stock, and we believe that all of those shares will be voted in favor of both proposals.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposal listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Agnes H. Harper, 562 Lee Street, S.W., Atlanta, Georgia 30311, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our 2002-2003 Board of Directors consisted of seventeen members, sixteen of whom are non-employee directors. The Company’s Bylaws provide that the Board of Directors shall consist of not less than five nor more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. Director Keith Evans has declined nomination for this year’s election. The Board of Directors has voted that the Board consist of sixteen members for the Company’s ensuing fiscal year. The term of office for directors is one year or until the next Annual Meeting and thereafter until their successors are elected and qualified.

The Board has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2004 annual meeting or until their successors are elected and qualified.

The following table lists the name and ages of all directors, nominee directors and executive officers of the Company, indicates all positions and offices with the Company held by each such person, states the term of office as a director or principal officer and the period during which such person has served, and briefly describes the business experience of each director, nominee director or executive officer. There are no arrangements or understandings between such persons and any other person pursuant to which that person was elected as a director or executive officer.

Name	Age	Year Elected	Information About Nominees

George G. Andrews	51	1994	Director; President, Chief Executive Officer and Chief Financial Officer; formerly with Trust Company Bank

Dr. Gloria Campbell D’Hue	55	1994	Director; Physician

J. Al Cochran	72	1994	Director; General Counsel; Attorney-at-Law

Leon Goodrum	61	1994	Chairman; Operator, McDonald’s Restaurant

Agnes H. Harper	57	1995	Director; Secretary; Retired Agent, New York Life Insurance Company

Charles W. Harrison	71	1994	Director; Insurance Executive, Harrison Insurance Agency

Robert A. Holmes	59	1995	Director; University Administrator; Clark Atlanta University

Moses M. Jones	52	1995	Director; Physician

Marian S. Jordan	57	1995	Director; Teacher, Atlanta Board of Education and Parents’ Choice Day Care

Kaneta R. Lott	52	1994	Director; Dentist, Childrens Dentistry, P.C.

Donald F. Marshall	75	1994	Director; Retired Dentist

George C. Miller, Jr.	54	1995	Director; President, Spectrum Consulting Associates, Inc.

Elvin R. Mitchell, Sr.	89	1995	Director; Contractor; E. R. Mitchell Construction Company

Roy W. Sweat	75	1995	Director; Chiropractor

William Thomas	58	1995	Director; President, Thomas Cleaning Service, Inc.

Cordy T. Vivian	77	1995	Director; President, Basic, Inc.

Each of the nominees is currently a director of the Company, and has been nominated by the Board to serve an additional term.

The Board of Directors unanimously recommends that you vote “FOR” the proposal to elect the sixteen nominees named above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Information as of December 31, 2002 about each of the Directors and Officers of the Company is set forth in the table beginning on page 3.

Leon Goodrum, George G. Andrews, Agnes Harper and George Miller are the only executive officers of Capitol City Bancshares and were previously reported as nominees for election as directors.

J. Al Cochran serves as a director of Independence State Bank of Powder Springs, Georgia, and Efficiency Lodge, Inc., companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirement of Section 15(d) of such Act or any company registered as an investment company under the Investment Company of 1940.

Other than Mr. Cochran, no other director, executive officer, or nominee for such positions held directorships in any reporting company other than the Company during 2002.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. The Company and the Bank do not separately compensate their directors. The directors are not compensated for attending the monthly board meetings of the Bank and various other committee meetings.

DESCRIPTION OF BUSINESS

On April 14, 1998, Capitol City Bancshares, Inc. ( the “Company”) was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for Capitol City Bank and Trust Company (the “Bank”).

The Company’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of the Company, on December 22, 1998.

In connection with that acquisition, the Company filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of the Company’s common stock under the 1934 Act.

Capitol City Bank & Trust Company is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from five locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083 and 301 W. Oglethorpe Boulevard, Albany, Georgia 31707.

The Bank was organized to serve the inner city of Atlanta and its customer base is primarily the African-American community in south and west downtown Atlanta, Georgia.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and timed deposits, making individual, consumer, commercial, and installment loans, money transfers, safe deposit services, and making investments in U. S. government and municipal services. The Bank also offers trust services.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the committees described below. Our Board of Directors met twelve times during the year, with one meeting having optional attendance. Each director attended at least 75% of the meetings of the full Board and of the committees on which he or she served, except for Ms. Vivian and Mr. Miller.

The Board of Directors has established a number of committees to assist it in the discharge of its duties. The executive committee makes and reviews policies and decisions in connection with personnel, compensation, nominations of directors and strategic matters. It also entertains shareholder nominees for directors.

The members of the executive committee are: Leon Goodrum, George Andrews, Gloria D’Hue, Charles Harrison, William Thomas, Kaneta Lott, Donald Marshall, and Joseph Cochran. The executive committee held four meetings during 2002. The procedures to be followed for shareholders for submitting recommendations for nominees for directors are to write to Gladys Richard, P. O. Box 42200, Atlanta, Georgia 30311.

The audit committee met four times during 2002. The audit committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2002 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codifications of Statements on Auditing Standards, AU § 380), Communications with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in Capitol City Bancshares, Inc.’s Annual Report on Form 10-KSB for filing with the Securities and Exchange Commission.

The names of each member of the audit committee are: Marian Jordan, Kaneta Lott, Gloria D’Hue, and Agnes Harper, of which all are independent members, as defined by the National Association of Securities Dealers, Inc. The Board of Directors has not adopted a written charter for the audit committee.

The loan committee exercises primary responsibility for the monitoring of the Bank’s lending functions and must approve any loan in excess of the lending officer’s designated lending limits.

The assets/liability committee manages the purchase, pricing and timing of the Bank’s assets and liabilities.

DIRECTOR COMPENSATION

Directors of the Company received $150.00 for each Board of Directors meeting attended in 2002.

MARKET FOR THE REGISTRANT’S COMMON STOCK

AND RELATED SECURITY HOLDER MATTERS

The common stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company’s common stock actively traded. There is thus no established trading market for the Company’s common stock. The Company has maintained records of share prices based on actual transactions when such information has been disclosed by persons either purchasing or selling the Company’s common stock. These records reflect prices for transactions in the Company’s common stock to the best knowledge of management.

The following table reflects the high and low trades of shares of the Company for each quarterly period during the last two years based on such limited available information.

YEAR	HIGH SELLING PRICE	LOW SELLING PRICE
2002
First Quarter	$15.00	$12.00
Second Quarter	$15.00	$12.00
Third Quarter	$15.00	$12.00
Fourth Quarter	$15.00	$12.00
2001
First Quarter	$15.00	$12.00
Second Quarter	$15.00	$12.00
Third Quarter	$15.00	$12.00
Fourth Quarter	$15.00	$15.00

As of December 31, 2002, the Company had approximately 1,183 shareholders of record of the Company’s common stock.

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank, the Bank may not declare and pay dividends at any time the Bank does not have paid-in capital and appropriated retained earnings equal or exceeding 20% of its capital stock, the Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the Georgia Department of Banking and Finance. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the

Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. The Company paid dividends in the first quarter of 2002 of $0.12 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Please See Appendix A.

STOCK OWNERSHIP

Principal Shareholders.

As of December 31, 2002, the Company knows of no beneficial owner other than Mr. Thomas listed below, of more than five percent (5%) of its $6.00 par value common stock, the only class of voting securities of the Company.

The following table sets forth, as of the most recent practicable date the common stock of the Company beneficially owned by all directors, executive officers, nominee directors and significant employees. For purposes of this table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class
George G. Andrews	20,000[2]	3.85%
Dr. Gloria Campbell-D’Hue	15,000[3]	2.82%

[1]	Included in the number of shares listed above, each Director, excluding Mr. Andrews, are options granted under the Capitol City Bancshares, Inc. Nonqualified Stock Option Plan to purchase 5,000 shares of common stock at $10.00 per share, expiring on July 13, 2009.

[2]	Includes 4,000 shares owned by Mr. Andrews, 4,000 shares held jointly with Mr. Andrews’ spouse, and 10,000 options to purchase common stock granted under the Capitol City Bancshares, Inc. Incentive Stock Option Plan. These 10,000 options are exercisable at $10.00 per share and expire on July 13, 2009. On August 1, 2002, Mr. Andrews was granted options to purchase 2,000 shares of common stock exercisable at $15.00 per share which expire on August 1, 2012.

[3]	Includes 4,500 shares owned by Dr. D’Hue and 5,500 shares owned by her child.

J. Al Cochran	15,000		2.82%
Keith E. Evans	12,500		2.35%
Leon Goodrum	15,000		2.82%
Agnes H. Harper	15,175	[4]	2.85%
Charles W. Harrison	15,600	[5]	2.93%
Robert A. Holmes	13,000	[6]	2.44%
Moses M. Jones	10,000		1.88%
Marian S. Jordan	15,250	[7]	2.88%
Kaneta R. Lott	17,000	[8]	3.19%
Donald F. Marshall	15,000		2.82%
George C. Miller, Jr.	10,500	[9]	1.97%
Elvin Mitchell, Sr.	20,400	[10]	3.83%
Roy W. Sweat	20,000		3.76%
William Thomas	36,555	[11]	6.87%

[4]	Includes 1,183 shares held by Mrs. Harper, 7,800 shares held jointly with Mrs. Harper’s spouse, and 1,192 shares held by Mrs. Harper’s spouse.

[5]	Includes 10,000 shares owned by Mr. Harrison, 600 shares held by Mr. Harrison’s children.

[6]	Includes 2,000 shares held by Mr. Holmes’ grandchildren.

[7]	Includes 10,000 shares owned by Ms. Jordan and 250 shares held by Ms. Jordan’s children.

[8]	Includes 5,000 shares held jointly with Dr. Lott’s spouse, 2,000 shares held by Dr. Lott’s children and 5,000 shares held by Childrens Dentistry Profit Sharing Plan.

[9]	Includes 5,000 shares owned by Mr. Miller and 500 shares held by Spectrum Consulting Associates, Inc., an affiliated corporation.

[10]	Includes 14,250 shares owned by Mr. Mitchell, 1,000 held by Mr. Mitchell’s spouse, and 150 shares held by Mr. Mitchell’s grandchildren.

[11]	Includes 14,000 shares owned by Mr. Thomas and 17,555 shares held by Thomas Cleaning Service, Inc., an affiliated corporation.

Cordy T. Vivian	15,000	2.82%
Executive Officers and Directors as a Group (17 persons)	280,980	52.80%

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	105,000	$10.25	54,600
Equity compensation plans not approved by security holders	0	0	0

Total	105,000	$10.25	54,600

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation for the Bank’s Chief Executive Officer. No other individual earned in excess of $100,000 in 2002.

SUMMARY COMPENSATION TABLE
Name and Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options/SARS(#)	LTIP Payouts	All Other Compensation(2)
George G.	2002	110,000	15,000	—		—	12,000	—	12,000
Andrews, CEO,	2001	105,000	11,500	8,000	(3)	—	10,000	—	10,000
President, Director	2000	100,000	12,000	2,600	(1)	—	10,000	—	10,000

[1]	Representing membership dues paid on Mr. Andrews’ behalf.

[2]	Company matching contributions to the Company’s 401(k) Plan on behalf of Mr. Andrews.

[3]	Representing a one-time lifetime membership for Mr. Andrews in a private club.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (Individual Grants)
Name	Year	# of Securities Underlying Option/SAR Grants	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
CEO—George G. Andrews	2002	2,000	40%	$15.00	2012
	2001	None	None	None	None
	2000	None	None	None	None

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
Name	Shares Acquired on Exercise (#)	Value Realized (#)	Number of Securities Underlying Unexercised Options/SARS at FY-End (Exercisable/Unexercisable)		Value of Unexercised in-the-money options/SARs at FY-End (Exercisable/Unexercisable)
CEO—George G. Andrews	—	—	12,000/0	(2)	$100,000/0	(1)

No stock options were exercised by the listed individuals and there were no outstanding SARs during fiscal year 2002.

The Company does not have any Long Term Incentive Plans in effect.

(1) The dollar values have been calculated by determining the difference between the estimated fair market value of the Company’s common stock on March 6, 2003 ($15.00) and the exercise prices of the options ($10.00).

(2) On July 13, 1999, Mr. Andrews was granted the option to purchase 10,000 shares of common stock at $10.00 per share, expiring on July 13, 2009. On August 1, 2002, Mr. Andrews was granted the option to purchase 2,000 shares of common stock at $15.00 per share, expiring on August 1, 2012.

Executive Employment Agreements.

The Company is not aware of any compensatory plan or arrangement with respect to any individual named in the summary compensation table for the latest fiscal year which will result from the resignation, retirement or other termination of such individual’s employment with the Company or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

OTHER COMPENSATION AND BENEFIT PLANS

The Company provides a 401(k) plan for qualified employees to defer a portion of their salary with matching contributions from the Company made at the discretion of the Board of Directors.

TRANSACTIONS WITH THE COMPANY

The Company’s directors and executive officers, and certain business organizations and individuals associated therewith, have been customers of and have had banking transactions with the Company and are expected to continue such relationships in the future. Pursuant to such transactions, the Bank’s directors and executive officers from time to time have borrowed funds from the Bank for various business and personal reasons. Extensions of credit made by the Bank to its directors and executive officers have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility or present other unfavorable features.

LEGAL PROCEEDINGS

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Capitol City Bancshares, Inc. and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2002 and Form 5 and amendments thereto furnished to the Company during 2002, no person who, at any time during 2002, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2002 fiscal year or previously.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Mauldin & Jenkins, LLC, Atlanta, Georgia, has served as our independent accountants each year since 1994, and we consider them to be well qualified. Our Board of Directors has selected Mauldin & Jenkins, LLC to serve as our independent accountants for the fiscal year ending December 31, 2003.

During fiscal year 2002, the Company retained its principal auditor, Mauldin & Jenkins, LLC, to provide services in the following categories and amounts:

Audit Fees	$27,864
Financial I.S.D. and Implementation Fees	$00
All other Fees	$22,294

Total	$50,158

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company and the Bank did not have any changes in or disagreements with its principal independent accountant, Mauldin & Jenkins, during the three most recent fiscal years.

SHAREHOLDER PROPOSALS FOR 2003 MEETING

Shareholder proposals that are intended to be presented at our 2004 Meeting of Shareholders must be received by us no later than February 1, 2004, in order to be included in our proxy statement and related proxy materials for that meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in Capitol City Bancshares’ best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the company a copy of its annual report to the Securities and Exchange Commission on Form 10-KSB (the “10-K”) for the fiscal year ended December 31, 2002, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of the proxy statement.

APPENDIX A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND PLAN OF OPERATION

General

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear, are not necessarily indicative of the results to be expected in future years.

Forward-Looking Statements

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Summary

During 2002, we continued to experience strong growth in total assets, total interest-earning assets, and total deposits. As of December 31, 2002, we reported total assets of $110.1 million, an increase of 29.1% over 2001. Total interest-earning assets and total deposits increased by $23.3 million, or 29.4% and $21.5 million, or 28.3%, respectively, as of December 31, 2002. Net income for the year ended December 31, 2002 increased by $154,000 as compared to the year ended December 31, 2001.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and our ability to meet those needs. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available-for-sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

Our liquidity and capital resources are monitored on a periodic basis by management and state and federal regulatory authorities. At December 31, 2002, our liquidity ratio was considered satisfactory. We review liquidity on a periodic basis to monitor and adjust liquidity as necessary. We have the ability to adjust liquidity by selling securities available-for-sale, selling participations in loans and accessing available funds through various borrowing arrangements.

At December 31, 2002, our capital to asset ratios were considered adequate based on guidelines established by regulatory authorities. During 2002, our total equity increased by $1.5 million. This increase consists of net income of $1.0 million and increases in unrealized gains on securities available-for-sale, net of tax, of $568,000, offset by dividends paid of $64,000. At December 31, 2002, our total capital amounted to approximately $9.9 million and we are considered well-capitalized based on regulatory guidelines.

We are not aware of any other known trends, events, or uncertainties that will have or that are reasonably likely to have a material effect on our liquidity, capital resources, or operations. We are also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

Contractual Obligations and Commercial Commitments

The Bank, in the normal course of business, commits to extend credit in the form of letters of credit or lines of credit. The amount of outstanding loan commitments and letters of credit at December 31, 2002 and 2001 were $7.6 million and $3.7 million, respectively. Commitments to extend credit generally have fixed expiration dates or other termination provisions and may require payment of a fee. Since many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The following tables present the Company’s contractual obligations and commercial commitments as of December 31, 2002.

	Payments Due by Period (Dollars in Thousands)
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Bank borrowings	$251	$—	$100	$100	$51

	Amount of Commitment Expiration per Period (Dollars in Thousands)
	Total Amounts Committed	Less than 1 Year		1-3 Years		4-5 Years	Over 5 Years
Other Contractual Commitments(1)
Commitments to extend credit(2)	$6,285					$0
Customer letters of credit	1,307		1,307		0	0		0

Total Commercial Commitments	$7,592	$		$		$0	$

(1) Many of the commitments are expected to expire without being drawn upon. Thus the indicated commitments do not necessarily represent future cash requirements.

(2) Commitments to extend credit in the “4-5 years” category primarily represent home equity lines of credit which typically have a five year draw period.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

3

BALANCE SHEETS

Total assets increased approximately $25.0 million or 29.1% from 2001 to 2002 compared to an increase of $13.0 million for the year ended December 31, 2001. The majority of the increase in assets is an increase in total loans of $16.2 million, or 32.3% and an increase in securities of $8.3 million, or 31.5%. Premises and equipment increased by $1.1 million for the year ended December 31, 2002. The majority of this increase reflects the costs incurred in constructing the new Albany, Georgia branch and new operations center in Atlanta, Georgia.

The increase in assets was funded primarily by an increase in deposits of $21.5 million or 28.3% as compared to a $11.9 million increase in 2001. The net increase was made up of an increase in interest-bearing demand deposits of $23.6 million and offset by a decrease in noninterest-bearing deposits of $2.1 million. Time deposits of $100,000 or more increased during this same time period by $5.7 million, to $27.1 million. Noninterest-bearing deposits accounted for 23.1% and 32.3% of total deposits at December 31, 2002 and 2001, respectively. The significance of a high ratio of noninterest-bearing deposits to total deposits is a higher net interest spread and net interest margin.

Average total assets increased $16.4 million from 2001 to 2002. Average interest-earning assets increased $14.7 million from 2001 to 2002, including an increase in average loans of $8.4 million. Average interest-bearing liabilities increased during the same period by $12.5 million from $49.3 to $61.8 million. These increases in average balances for the year ended December 31, 2002 reflect steady and consistent growth during the year. The increase in average total assets and loans for the year actually reflect increases of 20.9% and 17.6%, respectively. Comparison of average balances indicates a pattern of sustained growth for the year.

The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, continue to include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values in our market area are stable, although the overall economy in the United States has been on the decline. In a decreasing interest rate environment, assets and liabilities are repriced based on their individual repricing opportunities. We were asset sensitive, which negatively impacted net income; however, due to the increase in volume in interest-earning assets, the overall impact on net income was positive. Unemployment trends have shown signs of increasing and we have experienced an increase in loan losses, primarily in consumer loans.

We constantly attempt to reduce economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of our borrowers and monitoring the borrower’s financial position. Also, we periodically review our lending policies and procedures to insure that we are complying with external rules and regulations as well as internal expectations. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of our statutory capital and unsecured loan relationships that exceed 15% of statutory capital.

RESULTS OF OPERATIONS

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits in banks, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, notes payable and securities sold under repurchase agreements.

The yield on interest-earning assets decreased by 102 basis points to 7.34 in 2002, as compared to 8.36% in 2001. The net yield on average interest-earning assets decreased 19 basis points to 4.97% during 2002 from 5.16% during 2001. The yield on interest-bearing liabilities decreased 138 basis points to 3.34% in 2002 compared to 4.72% in 2001. The decrease in the yield on interest-earning assets and the net yield on average interest-earning assets is primarily the result of the decrease in yield on loans, which decreased by 113 basis points. Average loans represented 63.9% and 65.3% of total interest-earning assets at December 31, 2002 and 2001, respectively. The decrease in net yield on average interest-earning assets is the result of being asset sensitive during a declining interest rate environment. Fortunately, due to the increase in volume in interest-earning assets, we were able to increase our net interest income for the year ended December 31, 2002 as compared to the same period in 2001. The net effect on net interest income was an increase of $597,000, or 15.9% as compared to 2001.

The allowance for loan losses represents an allowance for potential losses in the loan portfolio. The provision for loan losses is a charge to operations which we determine is necessary to adequately fund the allowance for loan losses. The allowance is based on a number of factors including the growth of the loan portfolio, net charge-offs incurred, past experience, and our review and evaluation of potential losses in the loan portfolio. The provision for loan losses increased for the year ended December 31, 2002 from $280,000 to $315,000, or by $35,000.

Total loan charge-offs decreased by 52% from $415,000 in 2001 to $199,000 for the year ended 2002, and recoveries decreased from $226,000 to $173,000, resulting in net charge-offs of $26,000 and $189,000 for the years ended December 31, 2002 and 2001, respectively. The decrease in net charge-offs of $163,000 resulted in a net charge-off to average loans ratio of .05% in 2002 as compared to .40% in 2001. The majority of the number of charge-offs in 2001 consisted of consumer loans, although one real estate loss accounted for the single largest individual loss. The loss incurred in 2001 in the real estate portfolio was believed to be an isolated instance.

Our allowance for loan loss was $1.1 million at December 31, 2002 compared to $770,000 at December 31, 2001. The allowance as a percentage of total loans increased slightly to 1.60% in 2002 as compared to 1.54% in 2001. As of December 31, 2002, there were $1.1 million of impaired loans as compared to $1.0 million in 2001. Impaired loans consist of nonaccrual loans and we have determined that a valuation allowance of approximately $35,000 is required for these loans. Due to collateral values on the underlying collateral, no additional losses are anticipated. Past due loans greater than 90 days and still accruing interest increased significantly at December 31, 2002 as compared to 2001, increasing from $20,000 to $219,000. Considering all these circumstances, we believe that the allowance for loan losses is adequate to cover any potential losses in the loan portfolio at December 31, 2002.

Other income increased $163,000 or 9.6% in 2002 compared to an increase of $230,000 in 2001. These increases continue to consist primarily of increases in service charges on deposit accounts which increased by $169,000 and $198,000, respectively. Service charges on deposit accounts include monthly service charges on transaction accounts, insufficient funds charges, and other miscellaneous maintenance fees. Approximately 70% and 65% of the service charge income is generated from insufficient funds charges for the years ended December 31, 2002 and 2001, respectively.

Other expenses increased $486,000 or 12.2% during 2002 compared to $469,000 in 2001. The increase is due partially to an increase in salaries and employee benefits of $281,000. The increase in salaries and employee benefits is due to increases in number of employees, overall employee salaries, benefits, profit sharing contributions and annual increases. The number of employees increased in 2002 to 57 from 54. Other operating expenses increased $103,000 in 2002 as compared to $146,000 in 2001. We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume comes increased expenses, costs and operating losses. We closely monitor these activities and the related costs. The most significant increase in other expenses was an increase of $114,000 in computer expenses which is directly related to the increased volume of loan and deposit activity. Typically, as volume increases, there is an incremental increase in these many individual expense items.

During 2002, we recognized income tax expense of $394,000 compared to $308,000 in 2001. The effective tax rate was 27% and 26% for the years ended December 31, 2002 and 2001, respectively. We continue to invest in tax-free securities as a means of maximizing our tax expense.

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the security portfolio; the loan portfolio, including types of loans, maturities and sensitivities to changes in interest rates and risk elements; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

Average Balances

The condensed average balance sheets for the periods included are presented below.(1)

	Years Ended December 31,
	2002	2001
	(Dollars in Thousands)
ASSETS
Cash and due from banks	$2,763	$2,527
Taxable securities	16,775	11,821
Nontaxable securities	12,048	10,681
Unrealized gains on securities available-for-sale	523	251
Federal funds sold	2,750	2,726
Loans (2)(3)	55,805	47,449
Allowance for loan losses	(781)	(653)
Other assets	4,931	3,642

	$94,814	$78,444

Total interest-earning assets	$87,378	$72,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$22,295	$20,149
Interest-bearing demand and savings	19,481	13,693
Time	42,116	35,404

Total deposits	83,892	69,246
Notes payable	217	184
Securities sold under repurchase agreements	474	—
Other liabilities	1,024	922

Total liabilities	85,607	70,352

Stockholders’ equity (4)	9,207	8,092

	$94,814	$78,444

Total interest-bearing liabilities	$61,814	$49,281

(1)	Average balances were determined using the daily average balances.
(2)	Nonaccrual loans of $982,000 and $584,000 are included in the average balances of loans for 2002 and 2001, respectively.
(3)	Loans are net of deferred loan fees and unearned interest.
(4)	Includes net unrealized gains on securities available-for-sale, net of tax.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2002		2001
	Interest	Average Rate	Interest	Average Rate
	(Dollars in Thousands)
INTEREST INCOME:
Interest on loans(1)	$5,013	8.98%	$4,799	10.11%
Interest on taxable securities	861	5.13	711	6.01
Interest on nontaxable securities(2)	493	4.09	467	4.37
Interest on federal funds sold	44	1.60	96	3.52

Total interest income	$6,411	7.34	$6,073	8.36

INTEREST EXPENSE:
Interest on interest-bearing demand and savings deposits	464	2.38	410	2.99
Interest on time deposits	1,582	3.76	1,901	5.37
Interest on notes payable	9	4.15	13	7.07
Interest on securities sold under repurchase agreements	10	2.11	—	—

Total interest expense	2,065	3.34	$2,324	4.72

NET INTEREST INCOME	$4,346		$3,749

Net interest spread		4.00%		3.64%

Net yield on average interest-earning assets		4.97%		5.16%

(1)	Interest on loans includes approximately $578,000 and $457,000 of loan fee income for the years ended December 31, 2002 and 2001, respectively.
(2)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	2002 vs. 2001 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in Thousands)
Increase (decrease) in:
Interest on loans	$(573)	$787	$214
Interest on taxable securities	(115)	265	150
Interest on nontaxable securities	(31)	57	26
Interest on federal funds sold	(53)	1	(52)

Total interest income	(772)	1,110	338

Interest on interest-bearing demand and savings deposits	(95)	149	54
Interest on time deposits	(637)	318	(319)
Interest on note payable	(6)	2	(4)
Interest on securities sold under repurchase agreements	—	10	10

Total interest expense	(738)	479	(259)

Net interest income	$(34)	$631	$597

Asset/Liability Management

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2002, our cumulative one year interest rate sensitivity gap ratio was 69%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning liabilities will reprice during this period at a rate slightly faster than our interest-bearing assets.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2002, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years		Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits	$79	$—	$—		$—	$79
Federal funds sold	1,832	—	—		—	1,832
Securities	1,433	3,002	18,771		11,308	34,514
Loans	34,991	4,960	21,331		5,302	66,584

	$38,335	$7,962	$40,102		$16,610	$103,009

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	24,813	—	—		—	24,813
Certificates, less than $100,000	5,964	12,262	5,018		—	23,244
Certificates, $100,000 and over	8,487	13,891	4,683		—	27,061
Securities sold under repurchase agreements	1,500	—	—		—	1,500
Note payable	251	—	—			251

	$41,015	$26,153	$9,701	$		$76,869

Interest rate sensitivity gap	$(2,680)	$(18,191)	$30,401		$16,610	$26,140

Cumulative interest rate sensitivity gap	$(2,680)	$(20,871)	$9,530		$26,140

Interest rate sensitivity gap ratio	.93	.30	4.13		—

Cumulative interest rate sensitivity gap ratio	.93	.69	1.12		—

The table above indicates that we are within our target range and liability sensitive. The effect on us of being liability sensitive is that in a rising interest rate environment, the interest-bearing assets will reprice more slowly than interest-earning liabilities, therefore having a negative effect on net interest income. In a decreasing interest rate environment, a liability sensitive position would positively affect net interest income.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category. These deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 60% of the loan portfolio is comprised of loans that mature or reprice within one year.

SECURITIES PORTFOLIO

Types of Securities

The carrying value of securities at the dates indicated are summarized as follows:

	December 31,
	2002	2001
	(Dollars in Thousands)
U.S. Treasury and government agencies	$20,539	$13,877
State and municipal securities	13,857	12,257
Federal Home Loan Bank stock	118	118

	$34,514	$26,252

Maturities

The amounts of debt securities in each category as of December 31, 2002 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) greater than ten years.

	U.S. Treasury and Government Agencies		State and Municipal
	Amount	Yield (1)	Amount	Yield (1)(2)
	(Dollars in Thousands)
One year or less	$982	5.06%	$328	5.15%
After one through five years	4,725	5.46	5,100	4.14
After five through ten years	1,551	5.04	5,987	3.97
Greater than ten years	13,281	4.17	2,442	4.22

	$20,539	4.58%	$13,857	4.10%

(1)	Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.
(2)	Yields on state and municipal securities are not stated on a tax-equivalent basis.

LOAN PORTFOLIO

Types of Loans

The amount of total loans outstanding at the indicated dates is shown in the following table according to type of loans.

	December 31,
	2002	2001
	(Dollars in Thousands)
Commercial	$18,291	$15,409
Real estate-construction	2,710	2,421
Real estate-mortgage	38,285	26,751
Consumer	6,389	5,582
Other	909	142

	$66,584	$50,305

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2002 are shown in the following table according to maturity classifications (1) one year or less (2) after one through five years and (3) after five years.

Dollars in Thousands
One year or less	$22,735
After one through five years	35,835
After five years	8,014

$66,584

Records were not available to present the above information by each type of loan listed above and could not be reconstructed without undue burden and cost.

The following table summarizes loans at December 31, 2002 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

Dollars in Thousands
Predetermined interest rates	$19,752
Floating or adjustable interest rates	24,097

$43,849

Risk Elements

The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2002	2001
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$1,106	$1,048

Installment loans and term loans contractually past due ninety days or more as to interest or principal payments and still accruing	219	20

Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	—

Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	—	—

A loan is placed on nonaccrual status when, in management’s judgment, the collection of interest income appears doubtful. Interest on loans that are classified as nonaccrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

The reduction in interest income associated with nonaccrual loans as of December 31, 2002 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$64,880

Interest income that was recorded on nonaccrual loans	$34,107

In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

Commitments and Lines of Credit

In the ordinary course of business, we have entered into off balance sheet financial instruments which are not reflected in the financial statements. These instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when funds are disbursed or the instruments become payable. We use the same credit policies for these off balance sheet financial instruments as we do for instruments that are recorded in the financial statements.

Following is an analysis of the significant off balance sheet financial instruments at December 31, 2002 and 2001.

	2002	2001
	(Dollars in Thousands)
Commitments to extend credit	$6,285	$3,591
Standby letters of credit	1,307	73

	$7,592	$3,664

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers.

SUMMARY OF LOAN LOSS EXPERIENCE

The provision for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management’s opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management’s judgment in determining the amount charged to operating expense are: composition of the loan portfolio, evaluation of possible future losses, current economic conditions, past experience, and other relevant factors. The allowance for loan losses is reviewed periodically based on management’s evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on the loans outstanding.

Management has not allocated the allowance for loan losses to specific categories of loans; therefore, no allocations are presented.

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.

	Years Ended December 31,
	2002	2001
	(Dollars in Thousands)
Average balance of loans outstanding	$55,805	$47,449

Balance of allowance for loan losses at beginning of year	770	679

Charge-offs:
Installment	(155)	(126)
Commercial	(20)	(36)
Real estate	(24)	(253)

	199)	(415)

Recoveries:
Installment	51	66
Commercial	81	15
Real estate	41	145

	173	226

Net charge-offs	(26)	(189)

Addition to allowance charged to operating expenses	315	280

Balance of allowance for loan losses	$1,059	$770

Ratio of net loan charge-offs to average loans	0.05%	0.40%

DEPOSITS

Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the year indicated is presented below.

	Years Ended December 31,
	2002		2001
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand	$22,295	—%	$20,149	—%
Interest-bearing demand and savings	19,481	2.38	13,693	2.99
Time deposits	42,116	3.76	35,404	5.37

Total	$83,892	3.32	$69,246	3.34

The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2002 for the periods indicated.

(Dollars in Thousands)
Three months or less	$
Over three through twelve months
Over twelve months

Total	$

RETURN ON EQUITY AND ASSETS

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2002	2001
Return on assets (1)	1.10%	1.13%
Return on equity (2)	11.29	10.94
Dividend payout (3)	6.14	6.02
Equity to assets (4)	9.71	10.31

(1)	Net income divided by average total assets.
(2)	Net income divided by average equity.
(3)	Dividends declared per share of common stock divided by net income per share.
(4)	Average equity divided by average total assets.

CAPITOL CITY BANCSHARES, INC.

562 Lee Street, S.W.

Atlanta, Georgia 30311

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement and does hereby appoint George G. Andrews and Leon Goodrum and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of CAPITOL CITY BANCSHARES, INC. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Capitol City Bancshares, Inc. to be held June 24, 2003, at 5:00 p.m. local time, at 562 Lee Street, S.W., Atlanta, Georgia, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the share of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:    To elect the sixteen nominees listed below to serve as directors for the following year:

______FOR all nominees listed below (except as marked to the contrary below),	______WITHHOLD AUTHORITY to vote for all nominees listed below.
George G. Andrews	Marian S. Jordan
Dr. Gloria Campbell-D’Hue	Kaneta R. Lott
J. Al Cochran	Donald F. Marshall
Leon Goodrum	George C. Miller, Jr.
Agnes H. Harper	Elvin Mitchell, Sr.
Charles W. Harrison	Roy W. Sweat
Robert A. Holmes	William Thomas
Moses M. Jones	Cordy T. Vivian

INSTRUCTIONS:    To withhold your vote for any individual nominee, strike a line through the nominee’s name in the list above.

(Continued on Reverse Side)

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES LISTED ABOVE.

The Board of Directors recommends a vote FOR the election of the above nominees to the Board of Directors.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE: _____________________, 2003.

INDIVIDUALS:	ENTITIES: (Please print)

Name (Please print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In- Common if any (Please print)	Position

Signature of Joint Tenant or Tenant- In-Common, if any